                                   SPECIMEN

                               [TRAVELERS LOGO]


         We are pleased to provide you the benefits of this Variable Annuity Contract. Please read your contract and all attached forms carefully.


                              RIGHT TO EXAMINE THIS CONTRACT

         IF THIS CONTRACT IS RETURNED TO US AT OUR OFFICE OR TO OUR AGENT TO BE CANCELLED WITHIN 20 DAYS AFTER ITS DELIVERY TO YOU, WE WILL PAY YOU THE CONTRACT VALUE DETERMINED AS OF THE NEXT VALUATION DATE AFTER WE RECEIVE THE WRITTEN REQUEST AT OUR OFFICE, PLUS ANY PREMIUM TAX CHARGES OR CONTRACT CHARGES PAID. AFTER THE CONTRACT IS RETURNED, IT WILL BE CONSIDERED AS NEVER IN EFFECT.


         This contract is issued in consideration of the purchase payment. It is subject to the terms and conditions stated on the attached pages, all of which are a part of it.

                      Executed at Hartford, Connecticut

                                    [SIG]

                                   Chairman

This is a legal contract between you and us.       READ YOUR CONTRACT CAREFULLY.


                          INDIVIDUAL VARIABLE ANNUITY CONTRACT
                                    NON TAX QUALIFIED
                        LIFE ANNUITY COMMENCING AT MATURITY DATE
ELECTIVE OPTIONS                                              NON-PARTICIPATING


         ANNUITY PAYMENTS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                                TABLE OF CONTENTS

Right to Examine this Contract                                  Cover Page

Contract Specifications                                         Page 3

Definitions                                                     Page 5

Owner, Beneficiary and Annuitant Provisions                     Pages 6 - 7

Purchase Payment and Valuation Provisions                       Pages 8 - 10

Death Benefit Provisions                                        Page 11

Settlement Provisions                                           Pages 12 - 14

General Provisions                                              Pages 15 - 16

Table of Values                                                 Page 17

Life Annuity Tables                                             Pages 19 - 20

Any Riders or Endorsements follow the Life Annuity Tables.

                            CONTRACT SPECIFICATIONS

OWNER     JOHN DOE

JOINT OWNER

ANNUITANT

CONTINGENT ANNUITANT

CONTRACT NUMBER   SPECIMEN                  12/01/95               CONTRACT DATE

MONTHLY LIFE ANNUITY                        12/01/25               MATURITY DATE


PURCHASE PAYMENTS:

Minimum Initial Purchase Payment:  $5, 000
Minimum Subsequent Purchase Payment:  $500
Maximum Purchase Payment:       $1,000,000  unless we consent to a larger amount

                                                                        SUB-ACCOUNT
SEPARATE ACCOUNT: THE TRAVELERS FUND ABD II                         DEDUCTION PER DAY
-------------------------------------------                         -----------------
      Funding Options-
      Capital Appreciation Fund                                           .0000384
      High Yield Bond Trust                                               .0000384
      Managed Assets Trust                                                .0000384
      Travelers Series Trust
             U.S. Government Securities Portfolio                         .0000384
             Social Awareness Stock Portfolio                             .0000384
             Utilities Portfolio                                          .0000384

Information about the Separate Account is provided in the prospectus for Fund ABD II.

FIXED ACCOUNT GUARANTEED INTEREST PERIODS: The initial rate for any deposit is guaranteed for one year from date of deposit. Subsequent renewal rates will be guaranteed for the calendar quarter.

TRANSFER CHARGE:         $0.00

You may transfer up to 15% of the Fixed Account value to any of the Sub-Accounts twice a year during the 30 days following the semi-annual Contract Date anniversary.

AMOUNTS DEDUCTED ON SURRENDER (FIRST IN, FIRST OUT BASIS):

   YEARS SINCE PURCHASE                         PERCENT OF PURCHASE
      PAYMENT WAS PAID                 PAYMENTS (NOT PREVIOUSLY SURRENDERED)
      ----------------                 -------------------------------------
             1                                          6%
             2                                          6%
             3                                          5%
             4                                          5%
             5                                          4%
             6                                          3%
             7                                          2%
      8 AND THEREAFTER                                  0%

After the first Contract Year, you may take partial surrenders annually of up to 10% of your Contract Value as of the first Valuation Date of any given Contract Year without imposition of amounts deducted on surrender.

CONTRACT CHARGE

$30.00, Annually. This charge will be taken on the fourth Friday of August of each year. This charge will be waived if your Contract Value is equal or greater than $40,000 on the date the charge would be taken. No Contract Charge will be deducted from the Fixed Account.

ASSUMED DAILY NET INVESTMENT FACTOR is 1.000081 for all Sub-Accounts.

TERMINATION

We reserve the right to terminate this contract when the Contract Value is less than the Termination Amount of $1,000 and no purchase payments have been made for at least two years.

                                  DEFINITIONS

(a) ACCOUNT(S) -- the Sub-Accounts and/or the Fixed Account under this contract.

(b) ACCUMULATION UNIT -- an accounting unit of measure used to calculate the value of this contract before Annuity payments begin.

(c) AGE -- age last birthday.

(d) ANNUITANT -- the person on whose life the Maturity Date and Annuity payments depend.

(e) ANNUITY UNIT -- an accounting unit of measure used to calculate the amount of Annuity payments.

(f) CODE -- the Internal Revenue Code of 1986, as amended. and all related laws and regulations which are in effect during the term of this contract.

(g) CONTRACT DATE -- the date on which the contract is issued.

(h) CONTRACT YEARS -- twelve month periods beginning with the Contract Date.

(i) DEATH REPORT DATE -- the Valuation Date coincident with or next following the day on which we have received 1) Due Proof of Death and 2) Written Request for an election of a single sum payment or an alternate Settlement Option as described in the contract.

(j) DUE PROOF OF DEATH -- (i) a copy of a certified death certificate; (ii) a copy of a certified decree of a court of competent jurisdiction as to the finding of death; (iii) a written statement by a medical doctor who attended the deceased; or (iv) any other proof satisfactory to us.

(k) FIXED ACCOUNT -- an account that consists of all the assets under this contract other than those in the Separate Account.

(l) FUNDING OPTION -- an open-end diversified management investment company indicated in the CONTRACT SPECIFICATIONS, which serves as an investment option under the Separate Account

(m) MATURITY DATE -- the date on which the Annuity or Income payments are to begin.

(n) OUR OFFICE -- the Home Office of The Travelers Life and Annuity Company or any other office which we may designate for the purpose of administering this contract.

(o) RECORDED -- a Written Request is recorded when the information is noted in our file for this contract.

(p) SEPARATE ACCOUNTS -- those Separate Accounts indicated in the CONTRACT SPECIFICATIONS which we established for this class of contracts and certain other contracts.

(q) SETTLEMENT OPTION -- an Annuity or Income option elected under this contract.

(r) SUB-ACCOUNT -- that portion of the assets of a Separate Account which is allocated to a particular Underlying Fund.

(s) VALUATION DATE -- a date on which a Sub-Account is valued.

(t) VALUATION PERIOD -- the period between successive valuations.

(u) WE, US, OUR -- The Travelers Life and Annuity Company.

(v) WRITTEN REQUEST -- written information including requests for contract changes sent to us in a form and content satisfactory to us and received at Our Office.

(w) YOU, YOUR -- the owner including a joint owner.

                  OWNER, BENEFICIARY AND ANNUITANT PROVISIONS

OWNER

This contract belongs to the owner shown on the CONTRACT SPECIFICATIONS or to any person subsequently named in a Written Request of transfer of owner as provided below. As owner, you have sole power during the Annuitant's Lifetime to exercise any rights and to receive all benefits given in this contract provided you have not named an irrevocable Beneficiary and provided the contract is not assigned.

You will be the recipient of all payments while the Annuitant is alive unless you direct them to an alternate recipient under a Recorded payment direction. An alternate recipient under a payment direction does not become the owner. A payment direction is revocable by you at any time by Written Request giving 30 days advance notice.

JOINT OWNER

Joint owners may be named in a Written Request prior to the Contract Date. Joint owners may independently exercise transfers between Accounts. All other rights of ownership must be exercised by joint action. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death if another joint owner survives. The entire interest of the deceased joint owner in this contract will pass to the surviving joint owner.

If the owner dies and is survived by the Annuitant before payment of an Annuity or Income Option begins any surviving joint or succeeding owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the Beneficiary named in a Written Request.

TRANSFER OF OWNER

You may transfer ownership by Written Request. You may not revoke any transfer after the effective date. Once the transfer of owner is Recorded by us, it `will take effect as of the date of your Request, subject to any payments made or other actions taken by us before the recording.

Unless provided otherwise, a transfer does not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of ownership may have adverse tax consequences to you as the former owner.

ASSIGNMENT

You may collaterally assign ownership of all or a portion of this contract by Written Request without the approval of any Beneficiary unless irrevocably named. You may not exercise any rights of ownership while the assignment remains in effect without the approval of the collateral assignee. We are not responsible for the validity of any assignment. Once the collateral assignment is Recorded by us, it will take effect as of the date of your Written Request, subject to any payments made or other actions taken by us before the Request is received.

If a claim is made based on an assignment, we may require proof of interest of the claimant. A Recorded assignment takes precedence over any rights of a Beneficiary. Any amounts due under a Recorded assignment will be paid in a single sum.

An assignment may have adverse tax consequences to you.

CREDITOR CLAIMS

To the extent permitted by law, no right or benefit of the owner or Beneficiary under this contract shall be subject to the claims of creditors or any legal process except as may be provided by an assignment.

BENEFICIARY

The Beneficiary is the party named in a Written Request The Beneficiary has the right to receive any remaining contractual benefits upon the death of the Annuitant, or under certain circumstances, upon the death of the owner. If there is more than one Beneficiary surviving the Annuitant, the Beneficiaries will share equally in benefits unless different shares are Recorded with us by Written Request prior to the death of the Annuitant.

If the owner dies and is survived by the Annuitant before payment of an Annuity or Income Option begins, any surviving joint or succeeding owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights pre-empt those of the Beneficiary named in a Written Request.

Unless an irrevocable Beneficiary has been named, you have the right to change any Beneficiary by Written Request during the Lifetime of the Annuitant and while the contract continues.

Once a change in Beneficiary is Recorded by us, it will take effect as of the date of the Written Request, subject to any payments made or other actions taken by us before the recording.

  If no Beneficiary has been named by you, or if no Beneficiary is living when the Annuitant dies, the interest of any Beneficiary will pass:

      a.  if you are living, to you;

      b. if you have died and there is a surviving joint owner, to the joint owner;

      c. if you have died and there is not a joint owner surviving, to your estate.

  ANNUITANT

  The Annuitant is the individual shown on the CONTRACT SPECIFICATIONS on whose life the first Annuity payment is made. The Annuitant may not be changed after the Contract Date.

  CONTINGENT ANNUITANT

  You may name one individual as a contingent annuitant by Written Request prior to the Contract Date. A contingent annuitant may not be changed, deleted or added to the contract after the Contract Date. For purposes of this provision the owner cannot be the Annuitant.

  If the Annuitant dies prior to the Maturity Date while this contract is in effect and while the contingent annuitant is living:

      a.  the death benefit will not be payable upon the Annuitant's death;

      b.  the contingent annuitant becomes the Annuitant; and

      c. all other rights and benefits provided by this contract will continue in effect.

  When a contingent annuitant becomes the Annuitant, the Maturity Date remains the same as previously in effect, unless otherwise provided.

                   PURCHASE PAYMENT AND VALUATION PROVISIONS

PURCHASE PAYMENTS

PURCHASE PAYMENT

Purchase payments are the payments you make for this contract and the benefits it provides. An initial lump sum purchase payment must be made to the contract and is due and payable before the contract becomes effective. Each purchase payment is payable as shown on the CONTRACT SPECIFICATIONS to us at Our Office or to one of our authorized representatives. No purchase payments after the initial purchase payment are required to continue this contract in force, except as provided in the "Termination" provision.

Net purchase payments are that part of your purchase payments applied to the Contract Value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

ALLOCATION OF PURCHASE PAYMENTS

We will apply any net purchase payments to provide Accumulation Units of selected Sub-Accounts and/or the Fixed Account of this contract. The initial payment will be applied within two business days following its receipt at Our Office. Any subsequent purchase payments will be applied as of the next valuation following receipt of those payments at Our Office. The net purchase payment will be allocated to the Accounts in the proportion specified by you for this contract. By Written Request, you may change your choice of Accounts or allocation percentages. The available Funding Options to which Sub-Account assets are allocated are shown on the CONTRACT SPECIFICATIONS; funds may be subsequently added or may be deleted.

SUB-ACCOUNT VALUATION

NUMBER OF ACCUMULATION UNITS

The number of Accumulation Units to be credited to each Sub-Account once a purchase payment has been received by us will be determined by dividing the net purchase payment applied to that Sub-Account by the then Accumulation Unit Value of that Sub-Account.

ACCUMULATION UNIT VALUE

The initial value of an Accumulation Unit for each Sub-Account was set at $1.00. We determine the value of an Accumulation Unit in each Sub-Account on each Valuation Date by multiplying the value on the immediately preceding Valuation Date by the net investment factor for that Sub-Account for the Valuation Period just ended.

The value of an Accumulation Unit on any date other than a Valuation Date will be equal to its value as of the next Valuation Date.

NET INVESTMENT FACTOR

The net investment factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor for a Sub-Account for any Valuation Period is equal to the sum of 1.0000 plus the net investment rate.

Each Sub-Account's net investment rate for a Valuation Period is equal to the gross investment rate for that Sub-Account, less the applicable Sub-Account deduction for the Valuation Period.

All Sub-Account deductions are shown on the CONTRACT SPECIFICATIONS.

The gross investment rate of a Sub-Account for a Valuation Period is equal to
(1) divided by (2)  where (1) is:

    a.  investment income, plus

    b.  capital gains and losses, whether realized or unrealized: less

    c. a deduction for any tax levied against the Separate Account and its Funding Options; and

(2) is the amount of the assets at the beginning of the Valuation Period.

The gross investment rate for a Sub-Account may be either positive or negative. If a Sub-Account is invested in shares of an Underlying Fund, assets are based on the net asset value of the Underlying Fund. Investment income includes any distribution whose ex-dividend date occurs during the Valuation Period.

FIXED ACCOUNT VALUATION

NUMBER OF ACCUMULATION UNITS -- We will determine the number of Accumulation Units to be credited to the Fixed Account on receipt of a purchase payment by dividing the net purchase payment applied to the Fixed Account by the then dollar value of one Accumulation Unit Value of the Fixed Account.

ACCUMULATION UNIT VALUE -- We determine the value of an Accumulation Unit in the Fixed Account on any day by multiplying the value on the immediately preceding day by the net interest factor for the day on which the value is being determined.

NET INTEREST FACTOR -- The net interest factor for any day is the guaranteed net interest rate which is equivalent to an effective annual interest rate of 3.00%, plus 1.0000. The method of crediting additional interest will be at our discretion.

Interest is declared in advance. Before Annuity or Income payments begin, we may credit the Fixed Account with annual interest rates higher than the minimum guaranteed interest rate of 3.00%. Interest rates may be higher or lower than the initial interest rates, but not less than the minimum guaranteed interest rate of 3.00%. Additional amounts may be credited by us at our discretion for the guaranteed interest periods shown on the CONTRACT SPECIFICATIONS.

TRANSFER BETWEEN ACCOUNTS

You may transfer all or any part of the Contract Value from one Sub-Account to any other Sub-Account at any time up to 30 days before the due date of the first Annuity or Income payment. Additionally, you may transfer a part of the Fixed Account value to any of the Sub-Accounts, twice a year during the 30 days following the semi-annual Contract Date anniversary in the amount shown on the CONTRACT SPECIFICATIONS.

Amounts may generally be transferred from the Sub-Accounts to the Fixed Account at any time, up to 30 days before the due date of the first Annuity or Income payment. Amounts previously transferred from the Fixed Account to the Sub-Accounts may not be transferred back to the Fixed Account for a period of at least 6 months from the date of transfer. We reserve the right to limit the number of transfers from one Sub-Account to any other Sub-Account or to the Fixed Account. We will not limit these transfers to less than one in any six month period.

Transfers between Accounts will result in the addition or deletion of Accumulation Units having a total value equal to the dollar amount being transferred to or from a particular Account. The number of Accumulation Units will be determined by using the Accumulation Unit Value of the Accounts involved as of the next valuation after we receive notification of request for transfer. Transfers will be subject to any applicable Transfer charge stated on the CONTRACT SPECIFICATIONS.

CONTRACT VALUES

CONTRACT VALUE
The Contract Value of this contract on any date equals the sum of the accumulated values in the Accounts. The accumulated value in an Account equals the number of outstanding Accumulation Units credited to that Account, multiplied by the then Accumulation Unit Value for that Account.

The Guaranteed Value of the Fixed Account equals the accumulated value of the Fixed Account calculated by using the guaranteed net interest factor. The Guaranteed Values of the Fixed Account are shown in the Table of Values.

CONTRACT CHARGE
A Contract Charge in the amount and for the period shown on the CONTRACT SPECIFICATIONS will be deducted from the Contract Value to reimburse us for administrative expenses relating to the contract. The Contract Charge will be deducted by surrendering on a pro rata basis Accumulation Units from all Sub-Accounts in which you have an interest.

We will deduct the charge on a pro rata basis if the contract has been in effect for less than a full period on the date a Contract Charge is deducted. The Contract Charge will also be prorated upon full surrender or termination of the contract.

CASH SURRENDER
You may elect by Written Request to receive the Cash Surrender Value of this contract before the due date of the first Annuity or Income payment and without the consent of any Beneficiary unless irrevocably named. You may elect either a full or partial surrender of the Cash Surrender Value. In the case of a full surrender, this contract will he cancelled. A partial surrender will result in a reduction in your Contract Value. If you have a balance in more than one Account, your Contract Value will be reduced from all your Accounts on a pro rata basis, unless you request otherwise.

The Cash Surrender Value will be determined as of the next valuation following receipt of your Written Request. We may delay payment of the Cash Surrender Value of the Sub-Accounts for a period of not more than five days after we receive your Written Request. We may delay payment of the Cash Surrender Value of the Fixed Account for a period of not more than six months after we receive your Written Request.

CASH SURRENDER VALUE
The Cash Surrender Value is equal to the Contract Value less any amounts deducted on surrender which are shown on the CONTRACT SPECIFICATIONS and any applicable premium tax not previously deducted.

The Guaranteed Cash Surrender Value of the Fixed Account equals the Guaranteed Value of the Fixed Account less any amounts deducted on surrender which are shown on the CONTRACT SPECIFICATIONS and less any applicable premium tax not previously deducted. For Guaranteed Cash Surrender Values of the Fixed Account, see the Table of Values.

CONTRACT CONTINUATION

Except as provided in the "Termination" provision, this contract does not require continuing purchase payments and will automatically continue as a paid-up contract during the lifetime of the Annuitant until the Maturity Date or until it is surrendered.

                            DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT

A death benefit is payable to the Beneficiary upon the death of the Annuitant before the Maturity Date, unless prior to the Maturity Date there is a contingent annuitant surviving. A death benefit is also payable under those Settlement Options which provide for death benefits. We will pay the Beneficiary the death benefit in a single sum as described below upon receiving Due Proof of Death. A Beneficiary may request that a death benefit payable under this contract be applied to a Settlement Option subject to the provisions of this contract and the current Tax Law Qualification Rider.

DEATH OF OWNER WITH ANNUITANT SURVIVING

If the owner dies (including the first of joint owners) before the Maturity Date and with the Annuitant surviving, we will recalculate the value of the death benefit under provisions of DEATH PROCEEDS PRIOR TO THE MATURITY DATE below. The value of the death benefit, as recalculated, will be paid in a single lump sum or by other election to the party taking proceeds under the current Tax Law Qualification Rider. The party must take distributions no later than under the applicable elections of that provision. All references to annuitant in the DEATH PROCEEDS PRIOR TO MATURITY DATE provision will be replaced with reference to the owner.

DEATH PROCEEDS PRIOR TO THE MATURITY DATE

If the Annuitant dies before age 75 and before the Maturity Date, we will pay the Beneficiary the greatest of a), b), or c) below, less any applicable premium tax or prior surrenders not previously deducted as of the Death Report Date:

a.       the Contract Value of the contract;

b.       the total purchase payments under the contract; or

c. the Contract Value of the contract on the latest fifth Contract Date Anniversary immediately preceding the Death Report Date.

If the Annuitant dies on or after age 75, but before age 85 and before the Maturity Date, we will pay the Beneficiary the greatest of a), b), or c) below, less any applicable premium tax or prior surrenders not previously deducted as of the Death Report Date:

a.       the Contract Value of the contract;

b.       the total purchase payments under the contract; or

c. the Contract Value of the contract on the latest fifth Contract Date Anniversary occurring on or before the Annuitant's 75th birthday.

If the Annuitant dies on or after age 85 and before the Maturity Date, we will pay the Beneficiary the Contract Value of the contract less any applicable premium tax as of the Death Report Date.

DEATH PROCEEDS AFTER THE MATURITY DATE

If the Annuitant dies on or after the Maturity Date, we will pay the Beneficiary a death benefit consisting of any benefit remaining under the Annuity or Income option then in effect.

                              SETTLEMENT PROVISIONS

MATURITY DATE

The Maturity Date Is shown on the CONTRACT SPECIFICATIONS. This is the date on which we will begin paying to you the first of a series of Annuity or Income payments in accordance with the Settlement Option elected by you. Annuity or Income payments will begin under this contract on the Maturity Date unless the contract has been fully surrendered or the proceeds have been paid to the Beneficiary prior to that date. We may require proof that the Annuitant is alive before Annuity payments are made. If no Maturity Date is specified, the automatic Maturity Date will be the greater of when the Annuitant reaches age 75 or ten years after the Contract Date.

Additionally, to the extent permitted by law, at least 30 days before the original Maturity Date, you may change the Maturity Date by Written Request to any time prior to the Annuitant's 85th birthday or to a later date with our consent.

ELECTION OF SETTLEMENT OPTIONS

On the Maturity Date, or other agreed upon date, we will pay any amount payable under this contract to you in one lump sum or in accordance with the option elected by you. While the Annuitant is alive, you may change your Settlement Option election by Written Request, but only before the Maturity Date. Once Annuity or Income payments have commenced, no further election changes are allowed.

During the Annuitant's lifetime, if no election has been made on the Maturity Date, we will pay to you the first of a series of monthly Annuity payments based on the life of the Annuitant, in accordance with Annuity Option 2, with 120 monthly payments assured.

MINIMUM AMOUNTS

The minimum amount that can be placed under a Settlement Option is $2,000 unless we consent to a lesser amount. If any periodic payments due are less than $100.00, we reserve the right to make payments at less frequent intervals.

ALLOCATION OF ANNUITY

At the time election of one of the Annuity Options is made, the person electing the option may further elect to have the Contract Value applied to provide a Variable Annuity, a Fixed Annuity or a combination of both.

If no election is made to the contrary, the value of a Sub-Account will be applied when Annuity payments start to provide an Annuity which varies with the investment experience of that same Sub-Account and the value of the Fixed Account will be applied to provide a Fixed Annuity.

You may elect to transfer Contract Value from one Account to another, as described in the provision "Transfer Between Accounts," in order to reallocate the basis on which Annuity payments will be determined. Once Annuity payments start, you may, with our consent, change the allocation of your values in each Sub-Account. We will base each transfer on the actuarial reserve which we determine.

VARIABLE ANNUITY

AMOUNT OF BASIC FIRST PAYMENT

The LIFE ANNUITY TABLES are used to determine the basic first monthly Annuity payment. They show the dollar amount of the basic first monthly Annuity payment which can be purchased with each $1,000 applied. The amount applied to an Annuity will be the Cash Surrender Value as of 14 days before the date Annuity payments start. We reserve the right to require satisfactory proof of the age of any person on whose life Annuity payments are based before making the first payment under any of these options.

ANNUITY UNIT VALUE

The initial value of an Annuity Unit for each Sub-Account was Set at $1.00. On any Valuation Date, the Annuity Unit Value for a Sub-Account equals the Sub-Account Annuity Unit Value on the immediately preceding Valuation Date, multiplied by the net investment factor for that Sub-Account for the Valuation Period just ended, divided by the Assumed Daily Net Investment Factor.
The Assumed Daily Net Investment Factor is shown on the CONTRACT SPECIFICATIONS.

The value of an Annuity Unit as of any date other than a Valuation Date will be equal to its value as of the next succeeding Valuation Date.

NUMBER OF ANNUITY UNITS

We determine the number of Annuity Units credited to this contract in each Sub-Account by dividing the basic first monthly Annuity payment attributable to that Sub-Account by the Sub-Account's Annuity Unit Value as of 14 days before the due date of the first Annuity payment.

AMOUNT OF SECOND AND SUBSEQUENT BASIC PAYMENTS

The dollar amount of the second and subsequent payments may change from month to month. The total amount of each Annuity payment will be equal to the sum of the basic payments in each Sub-Account.

The actual amount of the basic payments in each Sub-Account is found by multiplying the number of Annuity Units credited to the contract in that Sub-Account by the Annuity Unit Value of the Sub-Account as of the date 14 days prior to the date on which the payment is due.

FIXED ANNUITY

A Fixed Annuity is an Annuity with payments which remain fixed as to dollar amount throughout the payment period. The dollar amount of the first Fixed Annuity payment will be calculated as described above in the "Amount of Basic First Payment" provision. All subsequent payments will be in the same amount and that amount will be assured throughout the payment period. If it would produce a larger payment, we agree that the first Fixed Annuity payment will be determined using the Life Annuity Tables in effect on the Maturity Date.

ANNUITY OPTIONS

Subject to conditions stated in ELECTIONS OF SETTLEMENT OPTIONS and MINIMUM AMOUNTS, all or any part of the Cash Surrender Value of this contract may be paid under one or more of the Annuity Options below.

OPTION 1. LIFE ANNUITY-NO REFUND

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based, ending with the last monthly payment preceding death.

OPTION 2. LIFE ANNUITY WITH 120, 180 OR 240 MONTHLY PAYMENTS ASSURED

We will make monthly Annuity payments during the lifetime of the person on whose life the payments are based and under the conditions stated below.

If at the death of that person, payments have been made for less than 120, 180 or 240 months, as elected, we will continue to make payments to the designated Beneficiary during the remainder of the period.

OPTION 3. JOINT AND LAST SURVIVOR LIFE ANNUITY

We will make monthly Annuity payments during the joint lifetime of two persons on whose lives payments are based and during the lifetime of the survivor.

No more payments will be made after the death of the survivor.

OPTION 4. JOINT AND LAST SURVIVOR LIFE ANNUITY-ANNUITY REDUCED ON DEATH OF PRIMARY PAYEE

We will make monthly Annuity payments during the joint lifetime of two persons on whose lives payments are based. One of the two persons will be designated as the primary payee. The other will be designated the secondary payee. On the death of the secondary payee, if survived by the primary payee, we will continue to make monthly Annuity payments to the primary payee in the same amount that would have been payable during the joint lifetime of the two persons.

On the death of the primary payee, if survived by the secondary payee, we will continue to make monthly Annuity payments to the secondary payee in an amount equal to 50% of the payments which would have been made during the lifetime of the primary payee.

No further payments will be made following the death of the survivor.

OPTION 5. OTHER ANNUITY OPTIONS

We will make any other arrangements for Annuity payments as may be mutually agreed.

INCOME OPTIONS

We will pay all or any part of the Cash Surrender Value to you under one or more of the Income Options below subject to the conditions stated in ELECTION OF SETTLEMENT OPTIONS and MINIMUM AMOUNTS and the currently effective Tax Law Qualification Rider.

The Cash Surrender Value used to determine the amount of any Income payment will be based on the Accumulation Unit Value as of 14 days before the date an Income payment is due and will be determined the same way as in the Accumulation period.

OPTION 1. PAYMENTS OF A FIXED AMOUNT

We will make equal payments each month in the amount elected until the Cash Surrender Value applied under this option is gone.

The first monthly payment will be paid from each Sub-Account in proportion to its Cash Surrender Values applied.

The second payment and all later payments from each Sub-Account will be the same as the first payment under this option. The final payment will include any amount that is not enough to make another full payment.

OPTION 2. PAYMENTS FOR A FIXED PERIOD

We will make monthly payments for the period selected. The amount of each payment will be equal to the then remaining Cash Surrender Value applied under this option divided by the number of remaining payments.

OPTION 3.  OTHER INCOME OPTIONS

We will make any other arrangements for Income payments as may be mutually agreed.

                                       GENERAL PROVISIONS

THE CONTRACT

The entire contract between you and us consists of the contract and all attached pages.

CONTRACT CHANGES

The only way this contract may ba changed is by a written endorsement signed by one of our officers.

SUBSTITUTION OF SEPARATE ACCOUNT OR FUNDING OPTIONS

If it is not possible to continue to offer a Separate Account or Funding Option, or in our judgment becomes inappropriate for the purposes of this contract, we may substitute another Separate Account or Funding Option without your consent. Substitution may be made with respect to both existing investments and investment of future premium payments. However, no such substitution will be made without notice to you and without prior approval of the Securities and Exchange Commission, to the extent required by law.

MISSTATEMENT

If the Annuitant's or owner's sex or date of birth was misstated, all benefits of this contract are what the purchase payment paid would have purchased at the correct sex and age. Proof of the Annuitant's and owner's ages may be filed at any time at Our Office.

INCONTESTABILITY

We will not contest this contract from its Contract Date.

TERMINATION

We reserve the right to terminate this contract on any Valuation Date if the Contract Value as of the date is less than the Termination Amount shown on the CONTRACT SPECIFICATIONS, and purchase payments have not been made to this contract for at least two years. Termination will not occur until 31 days after we have mailed notice of termination to you at your last known address and to any assignee of record. If this contract is terminated, we will pay you the Cash Surrender Value, if any.

REQUIRED REPORTS

We will furnish a report to the owner as often as required by law, but at least once in each Contract Year before the due date of the first Annuity or Income payment. The report will show the number of Accumulation Units credited to the contract in each Account and the corresponding Accumulation Unit Value as of the date of the report.

VOTING RIGHTS

So long as federal law requires, you way have the right to vote at the meetings of the shareholders of the Funding Option. If you have voting rights, we will send a notice to you telling you the time and place of a meeting. The notice will also explain matters to be voted upon and how many votes you get.

MORTALITY AND EXPENSES

Our actual mortality and expense experience will not affect the amount of any Annuity or Income payments or any other values under this contract.

NON-PARTICIPATING

This contract does not share in our surplus earnings, so you will receive no dividends under it.

CHANGES IN TAXES BASED UPON PREMIUM OR VALUE

If there is any change in a law assessing taxes against us based upon the premiums or value of this contract, we reserve the right to charge you proportionately for that tax. This would include a tax based upon our realized net capital gains in the Sub-Accounts and on earnings in the Fixed Account, on which we are not currently taxed.

CONFORMITY WITH STATE AND FEDERAL LAWS

This contract is governed by the law of the state in which it is delivered. Any paid-up Annuity, Cash Surrender or death benefits that are available under this contract are not less than the minimum benefits required by the statutes of the state in which this contract is delivered.

Upon receiving appropriate state approval, we may at any time make any changes, including retroactive changes, in this contract to the extent that the change is required to meet the requirements of any law or regulation issued by any governmental agency to which we or you are subject.

EMERGENCY PROCEDURE

We reserve the right to suspend or postpone the date of any payment of any benefit or values for any Valuation Period (1) when the New York Stock Exchange is closed; (2) when trading on the Exchange is restricted; (3) when an emergency exists as determined by the Securities and Exchange Commission so that disposal of the securities held in the Sub-Accounts is not reasonably practicable or it is not reasonably practicable to determine the value of the Sub-Account's net assets, or (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders. Any provision of this contract which specifies a Valuation Date will be superseded by this Emergency Procedure.

RELATION OF THIS CONTRACT TO THE SEPARATE ACCOUNTS AND SUB-ACCOUNTS

We will have exclusive and absolute ownership and control of the assets of our Separate Account and the Sub-Accounts. That portion of the assets of a Separate Account or Sub-Account equal to the reserves and other contract liabilities with respect to such Separate Account or Sub-Account shall not be chargeable with liabilities arising out of any other business we conduct. Our determination of the value of an Accumulation Unit and an Annuity Unit by the method described in this contract will be conclusive.

                                     TABLE OF VALUES
GUARANTEED VALUES OF THE FiXED ACCOUNT PER $1,000 OF NET PURCHASE PAYMENT
APPLIED

   NO. OF                                GUARANTEED         NO. OF                      GUARANTEED
 YEARS FROM                                 CASH          YEARS FROM                       CASH
 DATE PAYMT.               GUARANTEED     SURRENDER       DATE PAYMT.   GUARANTEED       SURRENDER
 IS APPLIED                  VALUE          VALUE         IS APPLIED       VALUE           VALUE

    1                         1030            970               36         2898             2898
    2                         1060           1000               37         2985             2985
    3                         1092           1032               38         3074             3074
    4                         1125           1095               39         3167             3167
    5                         1159           1139               40         3262             3262
    6                         1194           1184               41         3359             3359
    7                         1229           1229               42         3460             3460
    8                         1266           1266               43         3564             3564
    9                         1304           1304               44         3671             3671
    10                        1343           1343               45         3781             3781
    11                        1384           1384               46         3895             3895
    12                        1425           1425               47         4011             4011
    13                        1468           1468               48         4132             4132
    14                        1512           1512               49         4256             4256
    15                        1557           1557               50         4383             4383
    16                        1604           1604               51         4515             4515
    17                        1652           1652               52         4650             4650
    18                        1702           1702               53         4790             4790
    19                        1753           1753               54         4934             4934
    20                        1806           1806               55         5082             5082
    21                        1860           1860               56         5234             5234
    22                        1916           1916               57         5391             5391
    23                        1973           1973               58         5553             5553
    24                        2032           2032               59         5720             5720
    25                        2093           2093               60         5891             5891
    26                        2156           2156               61         6068             6068
    27                        2221           2221               62         6250             6250
    28                        2287           2287               63         6437             6437
    29                        2356           2356               64         6631             6631
    30                        2427           2427               65         6829             6829
    31                        2500           2500               66         7034             7034
    32                        2575           2575               67         7245             7245
    33                        2652           2652               68         7463             7463
    34                        2731           2731               69         7687             7687
    35                        2813           2813               70         7917             7917

                       THIS PAGE INTENTIONALLY LEFT BLANK

                               LIFE ANNUITY TABLES
      DOLLAR AMOUNT OF THE FIRST MONTHLY ANNUITY PAYMENT WHICH IS PURCHASED
                            WITH EACH $1,000 APPLIED
                     OPTIONS 1 AND 2 - SINGLE LIFE ANNUITIES

                                                            120            180            240
             ADJUSTED       ADJUSTED                      MONTHLY        MONTHLY        MONTHLY
               AGE            AGE              NO         PAYMENTS       PAYMENTS       PAYMENTS
              MALE          FEMALE           REFUND       ASSURED        ASSURED        ASSURED
               50             54             $4.13          $4.10          $4.06          $4.00
               51             55              4.20           4.17           4.13           4.06
               52             56              4.28           4.25           4.20           4.12
               53             57              4.37           4.33           4.27           4.18
               54             58              4.46           4.41           4.35           4.25
               55             59              4.55           4.50           4.42           4.31
               56             60              4.65           4.59           4.51           4.38
               57             61              4.76           4.69           4.59           4.44
               58             62              4.87           4.79           4.68           4.51
               59             63              4.99           4.90           4.77           4.58
               60             64              5.12           5.01           4.86           4.65
               61             65              5.26           5.13           4.96           4.72
               62             66              5.40           5.25           5.06           4.79
               63             67              5.56           5.39           5.16           4.85
               64             68              5.72           5.52           5.27           4.92
               65             69              5.90           5.67           5.37           4.99
               66             70              6.09           5.82           5.48           5.05
               67             71              6.29           5.97           5.59           5.11
               68             72              6.51           6.13           5.69           5.16
               69             73              6.74           6.30           5.80           5.21
               70             74              6.99           6.48           5.90           5.26
               71             75              7.26           6.66           6.01           5.31
               72             76              7.54           6.84           6.11           5.34
               73             77              7.86           7.03           6.20           5.38
               74             78              8.19           7.22           6.29           5.41
               75             79              8.55           7.41           6.38           5.43

                 OPTION 3 - JOINT AND LAST SURVIVOR LIFE ANNUITY

   ADJUSTED AGE OF                                           ADJUSTED AGE OF SECOND LIFE
     FIRST LIFE                M-51           M-56           M-58           M-61           M-63           M-66           M-71
MALE           FEMALE          F-55           F-60           F-62           F-65           F-67           F-70           F-75
 50             54             $3.69          $3.81          $3.85          $3.91          $3.94          $3.98          $4.04
 55             59              3.82           3.99           4.06           4.15           4.20           4.28           4.38
 57             61              3.87           4.06           4.14           4.25           4.32           4.41           4.53
 60             64              3.93           4.17           4.26           4.40           4.48           4.61           4.78
 62             66              3.97           4.23           4.34           4.49           4.60           4.74           4.96
 65             69              4.02           4.32           4.44           4.63           4.76           4.95           5.24
 70             74              4.09           4.43           4.59           4.83           5.01           5.27           5.72

Dollar amounts of the first monthly payments for ages not shown in these Tables will be calculated on the same basis as those shown and may be obtained from us. Amounts shown in these Tables are based on the Progressive Annuity Table, with a two year set-back, (assuming births in the year 1900) with interest at the rate of 3% per annum. The adjusted age of the person on whose life the Annuity is based is determined from the actual age last birthday on the due date of the first Annuity payment in the following manner.

       Calendar Year in which
       First Payment is Due . .      1991-2000      2001-2010      2011 & later
       Adjusted Age is Actual Age     plus 2         plus 1          plus 0

                  OPTION 4-JOINT AND LAST SURVIVOR LIFE ANNUITY
                    ANNUITY REDUCES ON DEATH OF PRIMARY PAYEE

ADJUSTED AGE OF
PRIMARY PAYEE                       ADJUSTED AGE OF SECOND PAYEE

   MALE          50             55            60             65
    50         $3.82          $3.90          $3.96          $4.01
    55          4.05           4.15           4.25           4.34
    60          4.31           4.45           4.59           4.73
    65          4.60           4.78           4.98           5.19
    70          4.93           5.16           5.43           5.71

ADJUSTED AGE OF
PRIMARY PAYEE                      ADJUSTED AGE OF SECOND PAYEE

   FEMALE        50             55            60              65

    50         $3.70          $3.75          $3.79          $3.81
    55          3.93           4.00           4.06           4.11
    60          4.19           4.30           4.40           4.48
    65          4.48           4.64           4.79           4.92
    70          4.81           5.03           5.25           5.46

Dollar amounts of the monthly payments for ages not shown in these Tables will be calculated on the same basis as those shown and may be obtained from us. Amounts shown in these Tables are based on the Progressive Annuity Table, with a two year set-back, (assuming births in the year 1900) with interest at the rate of 3% per annum. The adjusted age of the person on whose life the annuity is based is determined from the actual age last birthday on the due date of the first annuity payment in the following manner.

Calendar Year in Which
First Payment is Due . . .                 1991-2000      2001-2010      2011 & Later
Adjusted Age is Actual Age . .               plus 2         plus 1         plus 0

                      INDIVIDUAL VARIABLE ANNUITY CONTRACT



               NON-TAX QUALIFIED             NON-PARTICIPATING

                           TAX LAW QUALIFICATION RIDER

This rider is made a part of this contract at its Contract Date in order to comply with the tax rules under Section 72(s) of the Code for required distributions upon the death of any contract owner. The following conditions, restrictions and limitations must apply to maintain the tax qualified status of your Annuity.

REQUIRED DISTRIBUTIONS WHERE OWNER AND ANNUITANT DIE SIMULTANEOUSLY

If you are the owner and the Annuitant or you are the owner and you die simultaneously with the Annuitant before payment of any Annuity or Income Option begins, an amount equal to the Death Benefit will be distributed within five years of your death to the contract Beneficiary unless:

         a. the Beneficiary elects by Written Request to have the proceeds distributed over the Beneficiary's life or over a period not extending beyond life expectancy, and the payments begin within one year of your death; or

         b. the sole Beneficiary is your spouse who elects by Written Request to continue the contract as the owner and Annuitant.

If you are the owner and the Annuitant or you are the owner and you die simultaneously with the Annuitant after an Annuity or Income option begins but before your entire interest has been distributed, the remaining proceeds of the contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of your death.

The death of the first joint owner triggers these distribution requirements.

NON-NATURAL OWNER HOLDING FOR NATURAL PERSONS

The above rules also apply if you are not an individual and the primary Annuitant dies before payment of an Annuity or Income Option begins. Payments will be made to the Beneficiary. The primary Annuitant is the first-named Annuitant and the individual who is of primary importance in affecting the timing or amount of payments under the contract.

If you are not an individual and the primary annuitant dies after payment of an Annuity or Income option begins, the remaining proceeds of the contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of the primary Annuitant's death.

REQUIRED DISTRIBUTIONS WHERE OWNER AND ANNUITANT DO NOT DIE SIMULTANEOUSLY

If you are the owner but not the Annuitant, and you die before the Annuitant and before payment of an Annuity or Income Option begins, an amount equal to the Death Benefit will be distributed within five years of your death to the joint owner surviving you. In this circumstance, the joint owner is the "designated beneficiary" referred to in Section 72(s) of the Code, and his or her rights preempt those of the Beneficiary named in a Written Request. The distribution may be made over a period that exceeds five years from your death or postponed by your spouse if:

         a. the joint owner elects by Written Request to have the proceeds distributed over his or her life or over a period not extending beyond life expectancy, and the payments begin within one year of your death; or

         b. the sole joint owner is your spouse, who elects by Written Request to continue the contract as owner.

The joint owner is determined by contract designation. If there is no joint owner or Beneficiary surviving you, ownership of this contract passes to your estate. The estate or the individual taking the contract benefits through your estate must take complete distribution within five years of your death.

If you are the owner but not the Annuitant, and you die before payment of an Annuity or Income Option begins, the remaining proceeds of the contract will be distributed at least as rapidly as they were being distributed under the method of payment in effect at the time of your death.

The death of the first joint owner triggers these distribution requirements.

ADMINISTRATIVE COMPLIANCE

If the Code and related law, regulations and rulings require a distribution other than described above in order to keep this Annuity contract qualified under the Code, we will administer the contract in accordance with these laws, regulations and rulings. We will provide you with a revised rider describing any necessary changes, following all regulatory approvals.

                                      THE TRAVELERS LIFE AND ANNUITY COMPANY

                                        /s/ A.A. Cooper


                                            Chairman